Investor Relations Contact:    Sheila Ray 404.239.8684 / sheila.ray@statebt.com

State Bank Financial Corporation Declares Quarterly Cash Dividend

ATLANTA, GA, November 15, 2017 – The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.14 per common share. The dividend will be paid on December 12, 2017 to the common stock shareholders of record as of December 4, 2017.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $5.1 billion in assets as of September 30, 2017, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates a full service banking business and offers a broad range of commercial and retail banking products to our customers throughout seven of Georgia’s eight largest MSAs.

To learn more about State Bank, visit www.statebt.com.